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                                                                   EXHIBIT 11(b)

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We consent to the inclusion in this Post-Effective Amendment No. 28 to the Registration Statement of PIMCO Funds: Multi-Manager Series on Form N-1A (File No. 33-36528) of our report dated November 22, 1996 on our audit of the financial statements and financial highlights of PIMCO Advisors Funds.

                                                     /s/ COOPERS & LYBRAND L.L.P
                                                     COOPERS & LYBRAND L.L.P.

New York, New York
October 29, 1997

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                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

To the Trustees and Shareholders of PIMCO Advisors Funds:

We have audited the statements of changes in net assets of the PIMCO Advisors Equity Income Fund, PIMCO Advisors Growth Fund, PIMCO Advisors Target Fund, PIMCO Advisors Opportunity Fund, PIMCO Advisors Innovation Fund, PIMCO Advisors International Fund, PIMCO Advisors Precious Metals Fund, and PIMCO Advisors Tax Exempt Fund, collectively, the "Funds" (eight of the Funds constituting
PIMCO Advisors Funds) for the year ended September 30, 1996, and selected per share data and ratios shown in the "Financial Highlights" for each of the five years in the period then ended for PIMCO Advisors Equity Fund, PIMCO Advisors Growth Fund, PIMCO Advisors Opportunity Fund, PIMCO Advisors International Fund, PIMCO Advisors Precious Metals Fund and PIMCO Advisors Tax Exempt Fund; for the period December 17, 1992 to September 30, 1993 and for each of the three years in the period ended September 30, 1996 or the PIMCO Advisors Target Fund; and for the period December 22, 1994 to September 30, 1995 and for the year ended September 30, 1996 for the PIMCO Advisors Innovation Fund. The financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the changes in net assets and financial highlights of each of the respective Funds of the PIMCO Advisors Funds for the periods referred to above, in conformity with generally accepted accounting principles.

                                                   /s/ COOPERS & LYBRAND, L.L.P.
                                                   COOPERS & LYBRAND, L.L.P.

New York, New York
November 22, 1996

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